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Exhibit 10.31

AMENDMENT NUMBER THREE TO LOAN AND
SECURITY AGREEMENT AND WAIVER

        This Amendment Number Three to Loan and Security Agreement and Waiver ("Third Amendment") is entered into as of December 11, 2002, by and between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), and EVANS & SUTHERLAND COMPUTER CORPORATION, a Utah corporation ("Borrower"), in light of the following:

        A.    Borrower and Foothill have previously entered into that certain Loan and Security Agreement, dated as of December 14, 2000;

        B.    On or about June 19, 2001, Borrower and Foothill entered into that certain amending Letter Agreement, whereby certain terms and conditions of the Agreement were temporarily amended;

        C.    On or about February 22, 2002, Borrower and Foothill entered into that certain Amendment Number One to Loan and Security Agreement whereby certain terms and conditions of the Agreement were amended;

        D.    On or about August 14, 2002, Borrower and Foothill entered into that certain Amendment Number Two to Loan and Security Agreement whereby certain terms and conditions of the Agreement were further amended (the Loan Agreement, as amended by the letter agreement, the first amendment, and the second amendment, as referenced above, is hereinafter referred to as the "Loan Agreement");

        E.    Pursuant to its terms, the Loan Agreement is set to expire on or about December 14, 2002, and Borrower has requested that the terms be extended, and that certain other terms and conditions be amended; and

        F.    Borrower and Foothill desire to extend the term of the Loan Agreement and to further amend the Loan Agreement as provided for and on the conditions herein.

        NOW, THEREFORE, Borrower and Foothill hereby amend and supplement the Agreement as follows:

        1.    DEFINITIONS.    All initially capitalized terms used in this Second Amendment shall have the meanings given to them in the Agreement unless specifically defined herein.

        2.    AMENDMENTS.

          (a)  There is added a new definition to Section 1.1 of the Loan Agreement as follows:

            "Adjusted Allocated Auction Value" means for each of the properties set forth below, the dollar amount set forth next to such property:

600 Komas Drive	$4,617,000
650 Komas Drive	$2,793,000
770 Komas Drive	$1,559,000
790 Komas Drive	$241,000
540 Arapeen Drive	$1,331,000
560 Arapeen Drive	$2,973,000
580 Arapeen Drive	$2,086,000
Electric Substation	$651,000	"

          (b)  The definition of "Amortizing Base Amount" as set froth in Section 1.1 of the Loan Agreement is amended by deleting it in its entirety and substituting the following in its place and stead:

            "Amortizing Base Amount" means the lesser of: (i) Fourteen Million Dollars ($14,000,000); provided, however, that said fourteen million dollar number shall be reduced to Thirteen Million Five Hundred Thousand Dollars ($13,500,000) upon the earlier to occur of the following: (y) the sale of the property commonly known as 650 Komas Drive, in accordance with the provisions contained herein, or (z) July 1, 2003, or (ii) Fifty-Seven Point Four Per Cent (57.4%) of Foothill's most recent appraised value of the Real Property Collateral, both of which are further reduced by subtracting the following: (y) commencing January 1, 2003, and for each and every full or partial month thereafter, the sum of One Hundred Twenty-Five Thousand Dollars ($125,000.00) for each and every partial or full month; and further subtracting (z) each Adjusted Allocated Auction Value for each parcel of Real Property Collateral sold during the term hereof."

          (c)  The definition of "Maximum Amount" as set froth in Section 1.1 of the Loan Agreement is amended by deleting it in its entirety and substituting the following in its place and stead:

            "Maximum Amount" means, as of any date of determination, Twenty-Five Million Dollars ($25,000,000)."

          (d)  The definition of "Maximum Letters of Credit Amount" as set froth in Section 1.1 of the Loan Agreement is amended by deleting it in its entirety and substituting the following in its place and stead:

            "Maximum Letters of Credit Amount" means Twenty-Five Million Dollars ($25,000,000)."

          (e)  The definition of "RP Release Price" as set forth in Sections 1.1 and 7.4 of the Loan Agreement is amended by deleting them in their entirety and substituting the following in their place and stead:

            "RP Release Price" means, for each of the properties set forth below, the dollar amount set forth next to such property:

600 Komas Drive	$7,978,000
650 Komas Drive	$4,826,000
770 Komas Drive	$2,694,000
790 Komas Drive	$416,000
540 Arapeen Drive	$2,301,000
560 Arapeen Drive	$5,137,000
580 Arapeen Drive	$3,605,000
Electric Substation	$1,124,000	"

          (f)    Subsection (i) of the definition of "Eligible Accounts" as set froth in Section 1.1 of the Loan Agreement is amended by deleting it in its entirety and substituting the following in its place and stead (and subsections (a-h) and (j-n) of the original Loan Agreement are re-incorporated in their entirety):

            "(i) Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed either the dollar or percentage limitations of all Eligible Accounts set forth below, to the extent of the obligations owing by such Account Debtor in excess of such dollar limitation or percentage:

              (q)  The Boeing Company, thirty-three percent (33%),

              (r)  J. F. Taylor, Inc., fifteen percent (15%),

              (s)  United States Air Force-DOD, thirty-three percent (33%),

              (t)    United States Navy-DOD, thirty-three percent (33%),

              (u)  Lockheed Martin, twenty-five percent (25%),

              (v)  CAE Electronics, Ltd., twenty-five percent (25%),

              (w)  Thales, thirty-three percent (33%),

              (x)  STN Atlas Elektronik, GMBH, thirty-three percent (33%),

              (y)  Eligible Foreign Accounts, in the aggregate, in excess of three million dollars ($3,000,000), and

              (z)  all other Account Debtors not listed immediately above in subsections(i)(q-y), ten percent (10%):

            "provided, however, that at no time can the Eligible Accounts of the largest three account debtors listed in subsections (i)(q-y) above in the aggregate exceed forty-five percent (45%) of all Eligible Accounts, and

            "provided, further, that Foothill can lower the percentages set forth in subsection (i)(q-x) above if in the exercise of its Permitted Discretion it believes there has been a change in the creditworthiness of such Account Debtor(s),"

          (g)  Section 2.5(a) of the Loan Agreement shall be amended by deleting it in its entirety and substituting the following in its place and stead:

            "(a) Interest Rate. Except as provided in clause (c) below, all Obligations as reflected in the Loan Account (except for undrawn Letters of Credit) shall bear interest at the per annum rate set forth below:

              (i)    if the sum of outstanding Advances, outstanding Letters of Credit and L/C Guarantees, is less than Fifteen Million Dollars ($15,000,000), one and one-half (1 1/2) percentage points above the Reference Rate;

              (ii)  if the sum of outstanding Advances, outstanding Letters of Credit, and L/C Guarantees, is greater than or equal to Fifteen Million Dollars ($15,000,000), and equal to or less than Twenty Million Dollars ($22,000,000), two (2) percentage points above the Reference Rate;

              (iii)  if the sum of outstanding Advances, outstanding Letters of Credit, and L/C Guarantees, exceeds Twenty Million Dollars ($22,000,000), three (3) percentage points above the Reference Rate."

          (h)  Section 2.5(b) of the Loan Agreement shall be amended by deleting it in its entirety and substituting the following in its place and stead:

            "(b) Letter of Credit Fee. Borrower shall pay Foothill a fee, payable monthly, (in addition to the charges, commissions, fees, and costs set forth in Section 2.2(d)) equal to the amount set forth below:

              (i)    if the sum of outstanding Advances, outstanding Letters of Credit, and L/C Guarantees, is less than Fifteen Million Dollars ($15,000,000), two (2) percent per annum times the daily balance of outstanding Letters of Credit;

              (ii)  if the sum of outstanding Advances, outstanding Letters of Credit, and L/C Guarantees, is between Fifteen Million Dollars ($15,000,000) and Twenty Million Dollars ($22,000,000), two and one-quarter (2 1/4) percent per annum times the daily balance of outstanding Letters of Credit;

              (iii)  if the sum of outstanding Advances, outstanding Letters of Credit, and L/C Guarantees, exceeds Twenty Million Dollars ($22,000,000), three and one-half (3 1/2) percent per annum times the daily balance of outstanding Letters of Credit.

            Such Letter of Credit fees shall continue to be owing and paid so long as any Letters of Credit remain outstanding (even after the termination or expiration of this Agreement), and even if Borrower cannot request the issuance of any additional Letters of Credit."

          (i)    Intentionally left blank

          (j)    Section 2.10 of the Loan Agreement shall be amended by adding the following subsection (f):

            "(f) Third Amendment Fee. Upon mutual execution hereof, a fee as consideration for entering into the Third Amendment, in the amount of Two Hundred Thousand Dollars ($200,000.00), which such fee Foothill can charge to Borrower's Loan Account."

          (k)  Section 3.4 of the Loan Agreement shall be amended by deleting it in its entirety and substituting the following in its place and stead:

            "Term. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on December 14, 2004. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

          (l)    Section3.6(a) of the Loan Agreement shall be amended by deleting the word "original" at the conclusion of the first sentence therein:

          (m)  Section 4.6 of the Loan Agreement shall be amended by adding the following sentence at the conclusion thereof:

            "Real Property Collateral appraisals, at Foothill's option, may be redetermined by an appraiser, satisfactory to Foothill, not more frequently than once every twelve (12) months at Borrower's cost."

          (n)  Section 6.3 of the Loan Agreement shall be amended by adding the following additional paragraph at the conclusion thereof:

            "No later than December 15 of each and every year, Borrower shall deliver to Foothill, in form and substance satisfactory to Foothill in the exercise of its Permitted Discretion, a business plan for the following fiscal year, setting forth therein, among other items, a projected income statement, balance sheet, and cash flow statement for such period."

          (o)  Section 7.17(b) of the Loan Agreement shall be amended by deleting it in its entirety and substituting the following in its place and stead:

            "Fail to maintain a ratio of Unbilled Receivables to net Accounts of less than 1.0:1.0 for all fiscal quarters."

        3.    REPRESENTATIONS AND WARRANTIES.    Borrower hereby affirms to Foothill that all of Borrower's representations and warranties set forth in the Agreement are true, complete and accurate in all respects as of the date hereof.

        4.    NO DEFAULTS.    Borrower hereby affirms to Foothill that, other than Events of Default having been expressly waived by Foothill in writing, no Event of Default has occurred and is continuing as of the date hereof.

        5.    CONDITION PRECEDENT.    The effectiveness of this Second Amendment is expressly conditioned upon the receipt by Foothill of an executed copy of this Second Amendment.

        6.    COSTS AND EXPENSES.    Borrower shall pay to Foothill all of Foothill's out-of-pocket costs and expenses (including, without limitation, the fees and expenses of its counsel, which counsel may include any local counsel deemed necessary, search fees, filing and recording fees, documentation fees, appraisal fees, travel expenses, and other fees) arising in connection with the preparation, execution, and delivery of this Amendment and all related documents.

        7.    LIMITED EFFECT.    In the event of a conflict between the terms and provisions of this Second Amendment and the terms and provisions of the Agreement, the terms and provisions of this Second Amendment shall govern. In all other respects, the Agreement, as amended and supplemented hereby, shall remain in full force and effect.

        8.    COUNTERPARTS; EFFECTIVENESS.    This Second Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original. All such counterparts, taken together, shall constitute but one and the same Second Amendment. This Second Amendment shall become effective upon the execution of a counterpart of this Second Amendment by each of the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date first set forth above.

FOOTHILL CAPITAL CORPORATION, a California corporation
By:	/s/ CHARLES KIM
Title:	Vice President
EVANS & SUTHERLAND COMPUTER, a Utah corporation
By:	/s/ WILLIAM M. THOMAS
Title:	Corporate V.P., C.F.O., Treasurer

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  Exhibit 10.31